Exhibit 5

May 23, 2007

Fiserv, Inc.

255 Fiserv Drive

Brookfield, WI 53045

Re:	Fiserv, Inc. Registration Statement on Form S-8

Dear Ladies and Gentlemen:

I have acted as counsel to Fiserv, Inc., a Wisconsin corporation (“Fiserv”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Act”), relating to (a) the proposed issuance of up to 10,000,000 shares (the “Incentive Plan Shares”) of its Common Stock, $.01 par value (“Common Stock”), pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Incentive Plan”), and (b) the proposed issuance of up to 1,200,000 shares of its Common Stock (the “ESPP Shares”) pursuant to the Fiserv, Inc. Employee Stock Purchase Plan, the Australian Employee Stock Purchase Plan, the Canadian Employee Stock Purchase Plan, the Singapore Employee Stock Purchase Plan and the Fiserv Group Savings-Related Share Option Plan (collectively, the “ESPP Plans”), in each case together with related Preferred Stock Purchase Rights (the “Rights”). The terms of the Rights are as set forth in that certain Shareholder Rights Agreement, dated as of February 23, 1998, as amended (the “Rights Agreement”).

In connection with my representation, I have examined originals, or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Restated Articles of Incorporation and By-Laws, as amended and restated, of Fiserv, the Rights Agreement, the Incentive Plan and the ESPP Plans.

Based upon the foregoing, I am of the opinion that:

1. The Incentive Plan Shares, when issued by Fiserv pursuant to the terms and conditions of the Incentive Plan, and as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

2. The ESPP Shares, when issued by Fiserv pursuant to the terms and conditions of the ESPP Plans, and as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

3. The Rights, when issued pursuant to the terms of Fiserv’s Shareholder Rights Agreement, will be validly issued.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under “Legal Matters” in the Prospectus comprising a part of the Registration Statement. By giving the foregoing consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Act or come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Charles W. Sprague
Charles W. Sprague
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary